Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
Vice President and Treasurer
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (December 13, 2012)—NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended September 30, 2012, of $7,741,000 or $0.98 per share. This compares to net income of $5,055,000 or $0.64 per share for the quarter ended June 30, 2012, and compares to net income of $6,885,000 or $0.87 per share for the quarter ended September 30, 2011.

Net income for the twelve months ended September 30, 2012, was $18,110,000 or $2.30 per share, compared to a net loss of $16,268,000 or $(2.07) per share for the twelve months ended September 30, 2011.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). As of September 30, 2012, the Bank’s tier 1 leverage ratio and total risk-based capital ratio was 14.06% and 18.22%, respectively. These ratios exceed the tier 1 leverage and total risk-based individual minimum capital ratios of 10% and 13%, respectively, that are prescribed in a consent order that the Bank signed with the Office of the Comptroller of the Currency on May 22, 2012.

North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Kansas City, Lee’s Summit and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11
EARNINGS DATA:
Net interest income	$11,547	11,716	13,255	49,479	52,166
Provision for loan losses	—	3,000	—	10,500	49,394
Non-interest income	18,896	15,561	10,756	53,295	24,474
Non-interest expense	17,856	16,063	12,816	62,827	53,698
Income tax expense	4,846	3,159	4,310	11,337	(10,184)

Net income	$7,741	5,055	6,885	18,110	(16,268)

FINANCIAL CONDITION DATA:
Total assets	$1,240,826	1,220,569	1,253,584	1,240,826	1,253,584
Total loans and mortgage-backed and related securities, net	925,081	925,279	1,072,429	925,081	1,072,429
Customer and brokered deposit accounts	892,313	865,416	809,675	892,313	809,675
Stockholders’ equity	171,503	161,209	150,378	171,503	150,378
FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$21.80	20.49	19.11	21.80	19.11
Earnings per share	0.98	0.64	0.87	2.30	(2.07)
Cash dividends paid per share	0.00	0.00	0.00	0.00	0.00
Return on assets (annualized net income divided by total average assets)	2.52%	1.68%	2.19%	1.45%	(1.21)%
Return on equity (annualized net income divided by average stockholders’ equity)	18.61%	12.73%	18.67%	11.25%	(10.23)%
Weighted average shares outstanding	7,867,614	7,867,614	7,867,614	7,867,614	7,867,614